Exhibit 5.1
March 12, 2008
GTx, Inc.
3 N. Dunlap Street
Van Vleet Building
Memphis, Tennessee 38163
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by GTx, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 1,696,447 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s 2004 Equity Incentive Plan (the “Incentive Plan Shares”); and (ii) 113,001 shares of Common Stock pursuant to the Company’s Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan Shares”).
In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the Company’s 2004 Equity Incentive Plan (the “Incentive Plan”), the Company’s Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Incentive Plan Shares and the Directors’ Plan Shares, when sold and issued in accordance with the Incentive Plan and the Directors’ Plan, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM